NEUBERGER & BERMAN EQUITY FUNDS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A


        The Series of Neuberger & Berman Equity Funds currently subject to this Agreement are as follows:


                                                    DATE MADE A PARTY
            SERIES                                     TO AGREEMENT
            ------                                  -----------------

Neuberger & Berman Focus Fund                       August 2, 1993
Neuberger & Berman Genesis Fund                     August 2, 1993
Neuberger & Berman Guardian Fund                    August 2, 1993
Neuberger & Berman International Fund               November 1, 1995
Neuberger & Berman Manhattan Fund                   August 2, 1993
Neuberger & Berman Partners Fund                    August 2, 1993
Neuberger & Berman Socially Responsive Fund         March 16, 1994



                                      -26-